Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP
50 Fremont Street
San Francisco, California 94105

October 13, 2006

LogicVision, Inc.
25 Metro Drive, Third Floor
San Jose, California 95110

          Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for LogicVision, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 relating to the registration under the Securities Act of 1933 (the “Act”) of 1,070,499 shares of Common Stock, par value $.0001 per share (the “Common Stock”), of the Company, to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”). (Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”)

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.  Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and validly issued and are fully paid and nonassessable.  This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP